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                                                                    EXHIBIT 10.1

                        McLAREN AUTOMOTIVE GROUP, INC.

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made as of the third day of January, 2000, by and between McLAREN AUTOMOTIVE GROUP, INC., a Delaware corporation with its principal office located at 32233 West Eight Mile Road, Livonia, Michigan, 48152 (the "Corporation"), and Jacqueline K. Kurtz, whose address is 1280 Sunset Road, Ann Arbor, Michigan, 48103 (the "Employee").

                                   RECITALS:

     A. The Corporation is engaged in the business of designing, fabricating, developing, validating and certifying powertrain and driveline components, services and products for the vehicle industry (the "Business");

     B. The Corporation wishes to employ Employee and utilize her professional experience, ability, services, background and know-how; and

     C. Employee wishes to work for the Corporation under the terms and conditions in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and conditions set forth in this Agreement and for other good and valuable consideration, which has been received and which is sufficient, the parties agree to the following terms:

     1. Employment Term. Subject to the terms and conditions contained in this Agreement, the Corporation employs Employee, and Employee agrees to be employed by the Corporation, for a two (2) year period from the date of this Agreement unless the Agreement is terminated before the end of two years in accordance with Section 13. This Agreement will automatically renew for successive periods of two (2) years, up to a maximum of two (2) successive two-year periods, unless the Corporation notifies Employee of its intent to terminate this Agreement at least ninety (90) days prior to the end of the initial two-year term or any successive two-year period, or unless the Agreement is terminated before the end of any successive two-year period in accordance with Section 13. The initial two-year term and any successive terms are referred to in this Agreement as the "Employment Term."

     2. Duties. Employee's position with the Corporation will be Executive Vice President Business Infrastructure/Chief Financial Officer. As the Executive Vice President Business Infrastructure/Chief Financial Officer, Employee will be responsible for management of non-operations aspects of the business including but not limited to finance, accounting, human resources, facilities, planning, public and investor relations, internal and external communications, information systems, legal activities, non-operations purchasing and will perform other duties which the Corporation requests from time to time. The Employee will report to the President/CEO of the Corporation.

     3. Time and Efforts. During her employment with the Corporation, Employee will diligently and conscientiously devote her full business time, attention and ability to the Corporation and its Business, and will faithfully serve the Corporation. Employee will fulfill her responsibilities described in this Agreement honestly, diligently, in good faith, with her best efforts and in the best interests of the Corporation. While she is employed by the Corporation, Employee will not engage in any other business activity without first receiving written approval from the Corporation, except for personal investments in a passive capacity such written approval which shall not be reasonably withheld if it is determined that the requested business activity will in no way interfere with Employee's activities with the Corporation.

     4. Salary and Bonus. During her employment with the Corporation, the Corporation will pay Employee an annual salary of One Hundred Thousand Dollars ($100,000.00), payable according to the Corporation's standard payment practices. The ordinary and usual sums for taxes and withholding will be deducted from this salary. Employee will be eligible for any bonus plan which is in effect for employees of a similar level within the Corporation.

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     5.   Stock Options.  Upon commencement of this agreement and upon each successive renewal of this agreement, Employee shall receive a grant of 25,000 options of the Corporations stock. Exercise price for these options shall be the average of the closing price for the Corporations stock for the five (5) trading days following the commencement of the agreement. Options shall vest over the period of the agreement with one-half of the options grant vesting on the last business day of the first year of the agreement and the second half of the options grant vesting on the last business day of the second year of the agreement and following the same pattern in successive renewals of the agreement.

     6.   Vacation and Other Benefits.  Employee will be entitled to take four
(4) weeks of paid vacation per year. No vacation time may be carried over from one year to the next. Employee will be entitled to receive health benefits and also to participate all other benefits provided to employees of a similar level within the Corporation.

     7. Expenses. The Corporation will pay or reimburse Employee for all reasonable and necessary expenses incurred by the Employee in performing her duties under this Agreement.

     8. Rules of the Corporation. Employee agrees that she will comply with all reasonable rules and regulations of the Corporation in performing her duties under this Agreement. Employee agrees that she will carry out all reasonable orders, directions and policies of the Corporation which are consistent with her position with the Corporation and which are communicated by the Corporation to Employee, either orally or in writing. However, Employee will not be required to comply with any directions or orders if she has obtained an attorney's written opinion which is reasonably satisfactory to the Corporation stating that her compliance with a particular direction or order would violate applicable law.

     9. Confidentiality. Employee knows that the Corporation possesses business information which is confidential. During the Employee's employment with the Corporation and after the termination of Employee's employment, Employee will not use or reveal, divulge or make known to any person, company, or any other third party, any Proprietary Information. "Proprietary Information" is any and all information or data, whether in writing, or learned by Employee orally, by observation or other sensory detection, relating to any product, product design, service, research, development, formula, process, method of distribution or delivery, know-how, trade secret, customer list, contract term, customer pricing, supplier list or price, business strategy, compensation, plan or practice, operating records, software, technology, sales data, information or other records, lists or documents used by the Corporation in operating the Business or otherwise. The Proprietary Information and all other information relating to the Corporation belongs to and will remain the property of the Corporation. All Proprietary Information, other information and property of the Corporation must be returned to the Corporation by Employee upon termination of Employee's employment.

     10. Corporate Opportunity. Employee agrees that during her employment with the Corporation she will not take any action which might divert from the Corporation or any affiliate of the Corporation any business opportunity which would be within the scope of any of the present or future businesses of the Corporation or any of its subsidiaries or affiliates (future businesses are business which are then under consideration by the Corporation or its subsidiaries and affiliates), if the loss of the business would have, as reasonably determined by the Corporation, an adverse effect upon the Corporation, unless the Corporation has given prior written approval.

     11. Discoveries and Works. Employee agrees that all discoveries and works made or conceived by her as of the date of this Agreement or during her employment with the Corporation, individually or with others, that relate to the Business or the Corporation's activities (including actual or demonstrably anticipated research or development of the Corporation), or result from any work performed by Employee for the Corporation, will be owned by the Corporation.
The term "discoveries and works" includes, but is not limited to, the following: designs, inventions, computer programs (including documentation of the programs), technical improvements, processes, drawings and works of authorship. The Employee will (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Corporation to evidence or better assure the Corporation's title to the discoveries and works, (b) assist the Corporation in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all discoveries and works, and (c) promptly execute, whether during or after his employment with the Corporation, all applications or

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other endorsements necessary or appropriate to maintain or protect patents and other rights for the Corporation. If there are any discoveries and works which, within six (6) months after the termination of the Employee's employment, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Employee and which pertain to the Business or the products or services being sold or developed by the Corporation at the time of Employee's termination, these discoveries and works will, as between the Employee and the Corporation, be deemed to have been made during the Employee's employment and will be owned by the Corporation. However, any discovery or work that the Employee has developed entirely on her own time without using the Corporation's equipment, supplies, facilities or trade secret information will not be owned by the Corporation, except for those discoveries and works that either: (i) relate to the Corporation's Business, or actual or demonstrably anticipated research or development of the Corporation at the time of conception or reduction to practice; or (ii) result from any work performed by the Employee for the Corporation.

     12. Non Solicitation. Employee agrees that she will not, while she is an employee of the Corporation and for a period of one (1) year thereafter, (a) directly or indirectly, personally or for any business entity in any capacity, entice away, employ or solicit for employment any current or former employee of the Corporation or its affiliates, or (b) contact any customer or prospective customer of the Corporation or its affiliates except for the benefit of the Corporation or its affiliates.

     13.  Termination.

          (a) This Agreement may be terminated by the Corporation: (i) for Cause as defined below; or (ii) immediately and without notice upon the Employee's death or disability. For the purposes of this Agreement, "disability" means as a physical or mental condition that, notwithstanding reasonable accommodations, as defined under applicable state and/or federal law, prevents Employee from performing any essential function of his job.

          (b) Termination of Employee for "Cause" means: (i) any act or acts of Employee which would constitute a felony (or its equivalent) or fraud; (ii) a material breach by Employee performing the duties described in this Agreement which is not cured by Employee within five (5) days after the Corporation gives Employee notice of the breach; or (iii) gross neglect, gross malfeasance, willful neglect, willful misconduct or dishonesty.

          (c) If Employee's employment is terminated by the Corporation for Cause, the Corporation's obligations under this Agreement will terminate and the Corporation will not be liable to Employer for any payments of any kind under this Agreement, including without limitation any claim to unpaid bonus amounts.

          (d) If Employee's employment under this Agreement is terminated by the Corporation for reason other than Cause during the first year of any two-year employment period under this Agreement, the Corporation will pay Employee the remaining salary that he would have received under this Agreement. If Employee's employment under this Agreement is terminated for reason other than Cause during the second year of any two-year employment period under this Agreement, the Corporation will pay Employee an amount equal to the salary earned by Employee during the twelve months immediately preceding the termination, excluding any bonus amounts received by Employee during that twelve-month period. The frequency of the payments made to Employee under this Section will be at the Corporation's discretion.

          (e) If Employee's employment is terminated due to his death or disability, the Employee (or her estate) will be entitled to a pro rata portion of her salary and bonus earned through the date of termination.

     14. Assignment. Employee knows that the services to be performed by her for the Corporation are unique and personal. Accordingly, Employee may not assign any of her rights or delegate any of her duties or obligations under this Agreement, except as otherwise expressly provided for in this Agreement.

     15. Injunctive Relief. Employee agrees that the remedy of monetary damages for any breach or threatened breach by Employee of the covenants in Sections 9 (Confidentiality), 10 (Corporate Opportunity), and 12
(Nonsolicitation) of this Agreement will be inadequate to remedy fully the breach because any breach or attempted breach by

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Employee would cause immediate, substantial and irreparable loss of business and profits to the Corporation and its affiliates in an amount which would be impossible to calculate. Therefore, if Employee breaches or threatens to breach any of the covenants, in addition to any and all other legal and equitable remedies which may be available, including suit for recovery of actual damages, the Corporation and its affiliates, or any successor of the Corporation or its affiliates, will be entitled to injunctive relief, without needing to prove any actual loss of business to the Corporation or its affiliates by reason of the Employee's breach and, to the extent permissible under the applicable law, a temporary restraining order will be granted immediately on commencement of any suit by the Corporation or its affiliates. Employee waives any right to notice of any application by the Corporation or its affiliates for a temporary restraining order.

     16. Reasonableness. Employee has weighed all the facts, conditions and circumstances pertaining to this Agreement and Employee agrees that all of the provisions of this Agreement are reasonable. Employee will not contest the validity of any provision of this Agreement and he waives any and all rights he may have to bring any claim, action or suit or to raise any defense regarding the validity and reasonableness of this Agreement or any of its provisions. If Employee brings an action or raises any defense in violation of this Section, the Corporation will be entitled to receive reimbursement from Employee for the Corporation's reasonable attorney fees and costs.

     17. Validity. If any provision contained in this Agreement, or the application of any provision, is held invalid or unenforceable by a court of competent jurisdiction, that provision will be deemed to be modified in a manner to make it consistent with the intent of the original provision, so that, as revised, the provision will be valid and enforceable, and this Agreement, and the application of the provision to persons or circumstances other than those for which it would be invalid or unenforceable, will not be affected by the revision.

     18. Binding Effect. This Agreement will inure to the benefit of and be binding upon the Corporation and its permitted assigns, including without limitation any person or entity which may acquire substantially all of the Corporation's assets or business, or with or into which the Corporation may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit and be binding upon Employee, his heirs, distributes and personal representatives.

     19. Notices. All notices and other communications to be provided under this Agreement will be effective when they are received if they are in writing and hand delivered or sent by facsimile transmission and confirmed by U.S. mail, and will be effective one (1) day after they are sent by a nationally recognized overnight delivery service. Any communication given in any other manner will be effective only if and when it is received by the party to be notified. For the purposes of this Section, the addresses of the parties are the addresses stated in the first paragraph of this Agreement. A party may change the address to which all communications are to be sent by giving written notice to the other party in accordance with this Section.

     20. Waiver. Either party's failure to insist in any one or more instances upon the other party's performance of any of the terms or conditions of this Agreement will not be construed as a waiver of future performance of any term, covenant or condition, but the obligations of either party with respect to the term or condition will continue in full force and effect.

     21. Entire Agreement. This Agreement supersedes all previous agreements between Employee and the Corporation, and contains the entire understanding and agreement between the parties regarding Employee's employment with the Corporation. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement signed by both the Corporation and Employee.

     22. Governing Law; Forum. This Agreement is a contract made under, and will be governed by and construed in accordance with, the law of the State of Michigan which is applicable to contracts made and to be performed entirely within Michigan, without giving effect to choice of law principles of Michigan. The Corporation and Employee each agree that any legal or equitable action or proceeding with respect to this Agreement or Employee's employment with the Corporation will be brought only in any court of the State of Michigan, or in any court in the United States of America sitting in Michigan, and the Corporation and Employee each submits to and accepts the jurisdiction of those courts with respect to such party's person and property, and irrevocably consents to the service of

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process in connection with any action or proceeding by personal delivery to or a mailing by registered or certified mail, postage prepaid to each party at the party's address contained in this Agreement. Nothing in this Section will affect the right of the Corporation and Employee to serve process in any other manner permitted by law. The Corporation and Employee each irrevocably waives any objection to the laying of venue of any action or proceeding in the courts described in this Section.

     23. Headings. The headings contained in this Agreement are for convenience only and are not to be used in construing or interpreting this Agreement.

     24. Counterparts. This Agreement may be executed in one or more counterparts, which will each be deemed to be an original, but all of which will constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written in the first paragraph of this Agreement.

                                   McLAREN AUTOMOTIVE GROUP, INC.


                                   /s/  Wiley R. McCoy
                                   By:  Wiley R. McCoy
                                   Its: President


                                   /s/  Jacqueline K. Kurtz
                                   Jacqueline K. Kurtz


Compensation Committee:

/s/  Robert J. Sinclair

/s/  Nicholas P. Bartolini

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